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                                                                    EXHIBIT 10.3

                                OPTION AGREEMENT

                                                  Dated as of September 12, 2002
To:  Alan Minker

         Pursuant to the Frank's Nursery & Crafts, Inc. 2002 Stock Option Plan (the "Plan"), Frank's Nursery & Crafts, Inc., a Delaware corporation (the "Company"), hereby grants you an option (the "Option") to purchase 100,000 shares (the "Shares") of common stock, par value $0.001 per share, of the Company at a price of $1.15 per share, upon the terms and conditions contained in this Option Agreement and in the Plan, as amended from time to time, a copy of which is attached hereto and, as may be amended from time to time, is made a part of this Option Agreement. Any capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

         1. Incentive Option. The Option is intended to be Incentive Option.

         2. Transferability. The Option may not be transferred by you otherwise than by will or by the laws of descent and distribution, and during your lifetime, the Option is exercisable only by you.

         3. Vesting. Subject to the other terms contained in this Option Agreement and in the Plan, you will become vested in Thirty-three Percent (33%) of the Shares on the first anniversary of the Company's Effective Date of Reorganization (May 20, 2003), you will become vested in Thirty-three Percent (33%) of the Shares on the second anniversary of the Company's Effective Date of Reorganization (May 20, 2004), and you will become vested in Thirty-four Percent (34%) of the Shares on the third anniversary of the Company's Effective Date of Reorganization (May 20, 2005).

         4. Term. Subject to earlier termination of the Option, pursuant to Paragraph 13 of the Plan, following termination of your employment with the Company or a Subsidiary or your death, the Option will expire (to the extent not previously exercised) on the tenth anniversary of the date of this Option Agreement.

         5. Exercise of the Option. The Option shall be exercised by giving a written notice of exercise to the Company. Such notice shall specify the number of the Shares to be purchased, the person or persons in whose name the Shares are to be registered, each such person's address and social security number, and such representations as to investment intent and the method of disposal of the Shares the Board of Directors of the Company may deem advisable in order to assure compliance with applicable securities laws. Such notice shall be accompanied by: (i) payment in full in cash (or in such other manner as is approved by the Committee in its discretion) of the aggregate option price for the number of Shares purchased, or (ii) unless


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                                                                    EXHIBIT 10.3

prohibited by applicable law, an irrevocable instruction to deliver for sale to a registered securities broker, acceptable to the Company, the number of Shares sufficient, after applicable commissions, to cover the aggregate option price for the number of Shares purchased, together with irrevocable instructions to such broker to sell such Shares and remit the aggregate option price directly to the Company. Such exercise shall be effective only upon the actual receipt of such written notice and such option price, and no rights or privileges of a stockholder of the Company in respect of any of the Shares issuable upon the exercise of any part of the Option shall inure to you, or any other person entitled to exercise the Option, unless and until certificates representing such Shares shall have been issued.

         6. Income Tax Withholding Requirements. If upon or as a result of your exercise of the Option there shall be payable by the Company any amount for income tax withholding, you will pay such amount to the Company to reimburse it for such income tax withholding.

         7. Entire Agreement. This Option Agreement, including the Plan, is the entire agreement between you and the Company with respect to the subject matter of this Option Agreement, and any prior or contemporaneous understandings, arrangements or agreements are superseded by this Option Agreement and the Plan and are merged into this Option Agreement.

         8. Governing Law. The internal laws of the State of Delaware (without regard to the principles of conflicts of law thereof) shall govern this Option Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Option Agreement.

         9. Committee Determinations Conclusive. Each determination, interpretation, or other action made or taken pursuant to, or related to, the provisions of the Plan or this Option Agreement by the Committee shall be final and shall be binding and conclusive for all purposes on you and the Company and our respective successors in interest.

         10. Notices. Any and all notices, designations, consents, offers, acceptances or other communications provided for in this Option Agreement shall be given in writing and shall be delivered in person, sent by certified or registered mail, sent by facsimile or similar method of transmission or sent by overnight courier, addressed in the case of the Company to its principal office and in the case of you to your address appearing on the stock records of the Company or such other address as may be designated by you by notice to the Company.

         11. Amendments to the Plan. Notwithstanding anything to the contrary contained in this Option Agreement or in the Plan, any amendment to the Plan after the date of this Option Agreement shall not alter or impair the Option or affect this Option Agreement in a manner adverse to you without your consent.

         12. No Employment Rights. Nothing contained in the Plan or in this Option Agreement, nor any action taken by the Committee, shall confer upon you any right with respect to the continuation of your employment by the Company or any Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate your employment at any time,


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                                                                    EXHIBIT 10.3

and your employment is and will remain employment at will, unless otherwise provided pursuant to a written employment agreement between you and the Company or a Subsidiary.

                                            Very truly yours,

                                            FRANK'S NURSERY & CRAFTS, INC.
                                            a Delaware corporation

                                            By: /s/ Steven S. Fishman
                                                ---------------------

                                                Name: Steven S. Fishman
                                                      --------------------------

                                                Title: Chief Executive Officer
                                                       -------------------------

The above is agreed to and accepted.

By: /s/ Alan Minker
    -------------------------------------
        Alan Minker

Dated as of: September 12, 2002


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